Registration No. 333-238458-02 Filed pursuant to Rule 424(b)(3) February 21, 2023
Credit Suisse AG Medium Term Notes
Credit Suisse RavenPack News Algo Index Underlying Performance Supplement to the Underlying Supplement Dated May 2, 2022 and Prospectus Supplement and Prospectus Dated June 18, 2020

Index Description

•	The Index’s portfolio is exposed to three “Component Indices”

•	The Index’s portfolio includes equity exposure consisting of the excess return version of the Credit Suisse RavenPack Artificial Intelligence Sentiment Index (the “Credit Suisse RavenPack AIS Index,” and such excess return version, the “Equity Index”), and, in certain circumstances, (i) fixed income exposure consisting of the Credit Suisse 10-Year U.S. Treasury Note Futures Index (the “10Y Fixed Income Index”) and the Credit Suisse 2-Year U.S. Treasury Note Futures Index (the “2Y Fixed Income Index,” and together with the 10Y Fixed Income Index, the “Fixed Income Indices”) and (ii) non-remunerating cash

•	Designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Equity Index and a momentum strategy-driven allocation to the Fixed Income Indices), while targeting a realized daily volatility of 5%

•	Allocation amongst the Equity Index and the Fixed Income Indices is based on: (1) historical realized volatility of the Credit Suisse RavenPack AIS Index and (2) performance of the 10Y Fixed Income Index, as measured by a “Risk Signal”

•	Index seeks to achieve a realized volatility target of 5% by varying its notional exposure to the portfolio of the Equity Index and, if applicable, the 10Y Fixed Income Index and the 2Y Fixed Income Index

•	Maximum notional exposure to the portfolio of 150%

•	Equity Index tracks large-cap U.S. equity indices, less a deemed borrowing cost equal to SOFR plus a fixed spread of 0.26161%

•	10Y Fixed Income Index tracks the performance of notional long investment in ten-year U.S. Treasury note futures contracts

•	2Y Fixed Income Index tracks the performance of notional long investment in two-year U.S. Treasury note futures contracts

•	Index fee of 0.75% per annum

Index Profile

Name	Credit Suisse RavenPack News Algo Index (the “Index”)
Ticker	CSRPNEWS
Launch Date	April 29, 2022
Rebalancing	Daily
Realized Volatility Target	5% Daily
Maximum Notional Exposure to Portfolio	150%
Index Fee	0.75% per annum
•	The Index Has Limited History and May Perform in Unexpected Ways. The Index was launched on April 29, 2022. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. The strategy underlying the Credit Suisse RavenPack News Algo Index has been in use with respect to another Credit Suisse proprietary index that was launched on October 6, 2017 (the “Prior Index”), except that (i) the index fee for the Credit Suisse RavenPack News Algo Index is 0.75% per annum and the index fee for the Prior Index is 0.50% per annum and (ii) the Reference Rate for the equity component of the Credit Suisse RavenPack News Algo Index is the Secured Overnight Financing Rate (“SOFR”) plus a fixed spread of 0.26161% and the Reference Rate for the equity component of the Prior Index is 3-month USD LIBOR. You should not assume that the Credit Suisse RavenPack News Algo Index will perform similarly to the Prior Index.

•	An index fee of 0.75% per annum is deducted in the calculation of the Index. The index fee will place a drag on the performance of the Index, offsetting any appreciation of its portfolio, exacerbating any depreciation of its portfolio and causing the level of the Index to decline steadily if the value of its portfolio remains relatively constant. The Index will not participate in any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Index may decline even if its portfolio appreciates.

Please refer to the “Selected Risk Considerations” section beginning on page 10 of this underlying performance supplement, the “Selected Risk Considerations” section in the underlying supplement, the “Risk Factors” section in the accompanying product supplement and the “Selected Risk Considerations” section in the applicable pricing supplement for risks related to an investment in the securities, as applicable.

The securities will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying performance supplement or any other offering document to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Additional Information

The specific terms of each security offered will be described in the applicable pricing supplement and product supplement. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control. You should read this underlying performance supplement together with the underlying supplement dated May 2, 2022 and the prospectus supplement and prospectus dated June 18, 2020, which you may access on the SEC website at www.sec.gov (or if such address has changed, by reviewing our filings for the relevant date on the SEC website).

•	Underlying Supplement dated May 2, 2022: http://www.sec.gov/Archives/edgar/data/1053092/000095010322007546/dp172221_424b2-ravenpack.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: http://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

The Securities

We are responsible for the information contained and incorporated by reference in this underlying performance supplement. As of the date of this underlying performance supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this document or other offering documents is accurate as of any date other than the date on the front of this document.

We are offering securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of the offering documents and the offering of securities in some jurisdictions may be restricted by law. If you possess the offering documents, you should find out about and observe these restrictions. The offering documents are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest)” section of the applicable pricing supplement for additional information.

In the offering documents, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

Component Indices

	Asset Class	Component Index	Ticker	Currency	Average Allocation*	Past Month Average Allocation*
1	Equities	Credit Suisse RavenPack Artificial Intelligence Sentiment Index (Excess return version)	CSRPAIS	USD	36%	22%
2	Bond Futures	Credit Suisse 10-Year U.S. Treasury Note Futures Index	CSRFTYUE	USD	50%	24%
3	Bond Futures	Credit Suisse 2-Year U.S. Treasury Note Futures Index	CSRFTUUE	USD	8%	24%
4	Non-remunerating Cash	N/A	N/A	USD	6%	30%

*	The Average Allocation shown above reflects average daily exposure of the Index from September 2, 2005 to January 31, 2023. Past performance of the Index is no guide to future performance. The Average Allocation is based on back-tested index allocation information from September 2, 2005 through April 28, 2022 and actual historical Index allocation information thereafter. For more information on the limitations of back-tested Index performance information, see “Limitations of Back-Tested Index Performance Information” below. Due to rounding, the numbers in the above table may not sum to 100%. The Average Allocation over the actual historical period from April 29, 2022 to January 31, 2023 was, respectively: 16%, 26%, 26% and 32%. The Past Month Average Allocation is based on the actual allocation from December 30, 2022 to January 31, 2023.

Limitations of Back-Tested Index Performance Information

The Index was launched on April 29, 2022. Therefore, performance information in this underlying performance supplement prior to such date has been back-tested. In addition to the fact that past performance is not a guarantee of future performance, back-tested performance in particular is subject to significant limitations, including:

•	Credit Suisse International, the “Index Sponsor,” developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the index rules would have caused the Index to perform had it existed during the back-tested period. The fact that the Index generally appreciated over a given back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

•	The back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

•	Because the Component Indices were not published during the entire period for which the Index Sponsor has prepared back-tested Index performance information, the back-tested Index levels have been calculated by the Index Sponsor based in part on back-tested levels of the Component Indices that were prepared by their respective sponsor.

The closing level of the Index was set equal to 100 on September 2, 2005 (the “Start Date”). The Index Calculation Agent has retrospectively computed the closing level of the Index (i) during the period from the Start Date to January 3, 2022 (the “Switch Date”) by reference to 3-month USD LIBOR for the equity component and (ii) on and after the Switch Date, by reference to SOFR plus a fixed spread of 0.26161% for the equity component. Therefore, an additional limitation of the back-tested historical performance of the Index prior to the Switch Date is that the back-tested historical performance reflects a different Reference Rate than the Reference Rate used on and after the Switch Date. The composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the actual historical or back-tested levels of the Index.

Back-Tested and Actual Historical Performance of the Index

Full Period	Index	SPXT5UE
Ann. Return	4.98%	2.94%
Ann. Volatility	4.97%	5.00%
Max Drawdown	-10.75%	-12.25%
Sharpe Ratio	1.00	0.59
Return / Drawdown	(0.46)	(0.24)
Best Month	3.95% (January 2018)	4.10% (January 2018)
Worst Month	-4.94% (October 2018)	-3.98% (October 2018)
Average Month	0.42%	0.25%

Additional Return Statistics
	Index	SPXT5UE
Year-to-Date	-8.63%	-4.10%
1 Month	0.76%	1.35%
3 Month	1.02%	1.19%
1 Year	-6.27%	-2.29%
3 Year	3.70%	5.68%
5 Year	11.94%	7.64%

Credit Suisse RavenPack News Algo Index Monthly and Annual Return Statistics
	Jan	Feb	Mar	Apr	May	June	July	Aug	Sept	Oct	Nov	Dec	Year
2008	-0.87%	0.62%	0.88%	-0.59%	-0.01%	-1.29%	1.16%	1.57%	-2.01%	-1.85%	3.64%	1.85%	2.98%
2009	-1.59%	-1.23%	2.36%	-0.80%	-0.50%	-0.05%	1.12%	1.01%	0.73%	-0.29%	2.90%	-1.50%	2.06%
2010	-0.20%	1.08%	1.80%	1.13%	-0.56%	0.30%	2.60%	0.19%	3.36%	1.66%	0.18%	-0.16%	11.92%
2011	1.65%	1.07%	-1.00%	1.86%	0.64%	-1.14%	1.99%	0.09%	-0.51%	1.13%	0.52%	1.77%	8.30%
2012	1.43%	0.20%	0.66%	1.14%	-1.04%	1.04%	1.09%	1.14%	0.54%	-1.23%	0.92%	0.25%	6.27%
2013	2.09%	1.02%	2.54%	1.67%	-0.94%	-1.16%	1.17%	-1.34%	1.76%	1.76%	1.35%	1.25%	11.65%
2014	-1.72%	1.96%	0.21%	0.16%	1.79%	0.82%	-0.81%	2.53%	-0.77%	1.24%	2.39%	-0.47%	7.47%
2015	1.26%	0.89%	-0.03%	-0.35%	0.72%	-0.98%	1.45%	-4.47%	0.13%	1.39%	-0.61%	-0.15%	-0.88%
2016	1.02%	0.88%	1.61%	-0.10%	0.14%	1.29%	1.73%	-0.92%	-0.44%	-2.05%	-1.42%	1.01%	2.70%
2017	1.65%	3.62%	-0.92%	0.55%	0.80%	0.89%	0.26%	0.13%	2.60%	0.24%	2.40%	0.51%	13.39%
2018	3.95%	-3.32%	-0.56%	0.01%	0.57%	-0.26%	2.22%	1.01%	0.49%	-4.94%	0.49%	-0.33%	-0.96%
2019	1.78%	0.28%	1.07%	0.84%	-1.11%	3.87%	0.57%	1.25%	-0.64%	0.99%	1.11%	1.38%	11.91%
2020	1.23%	-1.25%	0.92%	0.84%	0.57%	0.66%	1.67%	1.69%	-0.46%	-1.34%	2.23%	0.80%	7.75%
2021	-0.43%	-1.00%	0.35%	1.35%	0.36%	1.20%	1.64%	1.08%	-2.90%	2.30%	1.03%	1.57%	6.63%
2022	-2.52%	-0.54%	-0.72%	-2.06%	0.32%	-2.57%	2.16%	-2.17%	-2.63%	0.88%	1.35%	-1.07%	-9.32%
2023	0.76%												0.76%

Source: Credit Suisse, Bloomberg, RavenPack, S&PDJI. The Index was launched on April 29, 2022. Back-tested data is shown from September 2, 2005 to April 28, 2022. Historical data is shown from April 29, 2022 to January 31, 2023.

Past performance of the Index is no guide to future performance. Performance is shown net of 0.75% per annum index fee embedded in the Index. Using back-tested methodology, Credit Suisse International, the “Index Calculation Agent,” has computed the closing level of the Index since September 2, 2005, with a hypothetical initial level of 100. The Index Calculation Agent has retrospectively computed the closing level of the Index (i) during the period from September 2, 2005 to January 3, 2022 by reference to 3-month USD LIBOR for the equity component and (ii) on and after the Switch Date, by reference to SOFR plus a fixed spread of 0.26161% for the equity component. Back-tested performance results have inherent limitations. For more information on the limitations of back-tested Index performance information, see “Limitations of Back-Tested Index Performance Information” above. In the Monthly and Annual Return Statistic Tables, “Year” refers to the YTD return for partial year.

“SPXT5UE” is the S&P 500® Daily Risk Control 5% USD Excess Return Index. SPXT5UE was launched on September 10, 2009. Back-tested data for SPXT5UE is shown from September 2, 2005 to September 10, 2009. Historical data for SPXT5UE is shown from September 10, 2009 to January 31, 2023. Back-tested performance results have inherent limitations. For more information on the limitations of back-tested Index performance information, see “Limitations of Back-Tested Index Performance Information” above.

The relationship between the performance of the Index and the performance of SPXT5UE shown in the graph above is not an indication of how the performance of the Index may compare to the performance of SPXT5UE in the future. There is no guarantee that the Index will outperform SPXT5UE. By including performance information for SPXT5UE, no suggestion is made that SPXT5UE is the only alternative index to which the back-tested performance of the Index should be compared. You should independently evaluate an investment linked to the Index as compared to other investments available to you. In particular, you should note that, like the Index, SPXT5UE is an “excess return” index, which reflects the performance of a hypothetical investment made with borrowed funds and thus bears a hypothetical interest cost. The performance of excess return indices is less than the performance that could be achieved by a fully funded direct investment (i.e., an investment not made with borrowed funds).

As used in the table above, “Ann. Return” means the annualized return of the relevant index.

As used in the table above, “Ann. Volatility” means the annualized volatility of the relevant index.

As used in the table above, “Max Drawdown” means the greatest decline in the level of the relevant index from September 2005 to January 2023 as measured from the highest level of the relevant index to the lowest level of such Index, expressed as a percentage.

As used in the table above, “Sharpe Ratio” means the annualized return divided by the annualized volatility.

As used in the table above, “Return / Drawdown” means the annualized return of the relevant index divided by the absolute value of the Max Drawdown.

As used in the table above, “Best Month” means the highest monthly index return from October 2005 to January 2023.

As used in the table above, “Worst Month” means the lowest monthly index return from October 2005 to January 2023.

As used in the table above, “Average Month” means the arithmetic average of the monthly Index returns from October 2005 to January 2023.

As used in the table above, “Additional Return Statistics” reflect the return of the relevant index over the stated period, ending January 2023.

Overview of the Equity Index

The Index’s portfolio includes equity exposure consisting of the Equity Index. The Equity Index is an excess return version of the Credit Suisse RavenPack AIS Index, reflecting the performance of the Credit Suisse RavenPack AIS Index less a deemed borrowing cost calculated based on the Secured Overnight Financing Rate (SOFR) plus a fixed spread of 0.26161%.

The title “artificial intelligence” does not imply any form of actual intelligence, learning or comprehension. For more information, see “Selected Risk Considerations” in the underlying supplement.

Index Objective

•	The Equity Index provides exposure to a hypothetical portfolio of at least four sectors of the S&P 500® Index with the most positive Sentiment Scores in proportion to market capitalization and inversely proportional to realized volatility.

RavenPack

•	RavenPack has developed an algorithm, licensed by CSI for use by the Equity Index, that is designed to assign scores to news items that discuss companies (the “RPNA Algorithm”).

•	While the RPNA Algorithm assigns many different types of scores to news items, the Equity Index uses three of these scores that are on a scale from 0 – 100 that are designed to reflect the “relevance,” “novelty” and “sentiment” of the news items in relation to the companies discussed in such news item.

Index Methodology

•	Sentiment Score Calculation: The Equity Index selects the most relevant and most novel news items with significant positive or negative sentiment in relation to earnings or revenues of the companies in a particular sector and calculates a “Sentiment Score” for such sector based on the Event Scores of the selected news items.

•	Index Selection: The four S&P Sector TR Indices that are deemed to have the most positive Sentiment Score relating to earnings and revenue as of the last trading day of the immediately preceding calendar quarter are selected for hypothetical long exposure.

•	Weighting: The Equity Index applies quarterly index weights to each selected S&P Sector TR Index, which are (i) directly proportional to the market capitalization of such S&P Sector TR Index and (ii) inversely proportional to an estimate of the realized volatility of such S&P Sector TR Index.

“Sentiment Score” for each S&P Sector TR Index calculated	S&P Sector TR Indices that are deemed to have the most positive Sentiment Score are selected for long exposure	The Equity Index applies quarterly index weights to each selected S&P Sector TR Index

Back-Tested and Actual Sector Selection Frequency of the Equity Index

The below table shows the frequency with which the Equity Index allocated exposure to each S&P Sector TR Index from September 2, 2005 to December 2, 2022. Because the Equity Index was launched on September 29, 2017, the accompanying table is based in part on back-tested Index performance information. The Equity Index is designed to maintain exposure to a hypothetical portfolio of at least four S&P Sector TR Indices. The frequency with which the Equity Index allocated exposure to each S&P Sector TR Index is no indication of what the Equity Index will do in the future. Even if the Equity Index allocates exposure to each S&P Sector TR Index at a frequency comparable to the below, the relevant S&P Sector TR Indices may perform poorly and the level of the Equity Index may decline as a result. The pie chart below shows the most recent rebalance weights, as of December 2, 2022, of the Equity Index amongst S&P Sector TR Indices. For more information on the limitations of back-tested Index performance information, see “Limitations of Back-Tested Index Performance Information” above.

S&P Sector TR Index	Ticker	Average Selection Frequency***
S&P 500 Consumer Discretionary Sector TR Index*	SPTRCOND*	47.1%
S&P 500 Consumer Staples Sector TR Index	SPTRCONS	45.7%
S&P 500 Energy Sector TR Index	SPTRENRS	38.6%
S&P 500 Financials Sector TR Index	SPTRFINL	20.0%
S&P 500 Health Care Sector TR Index	SPTRHLTH	57.1%
S&P 500 Industrials Sector TR Index	SPTRINDU	35.7%
S&P 500 Information Technology Sector TR Index*	SPTRINFT*	50.0%
S&P 500 Materials Sector TR Index	SPTRMATR	31.4%
S&P 500 Real Estate (Sector) Index Total Return**	SPTRRLST**	8.60%
S&P 500 Communication Services Sector TR Index*	SPTRTELS*	54.3%
S&P 500 Utilities Sector TR Index	SPTRUTIL	11.4%

Source: Bloomberg, RavenPack, Credit Suisse, Standard and Poor’s.

*In September 2018, S&P Dow Jones Indices and MSCI, Inc. updated the Global Industry Classification Sector structure, which resulted in an update to the sector representation in the S&P Sector TR Indices. Among other changes, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The Communication Services sector includes companies selected from the Consumer Discretionary sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail sub-industry and select companies previously classified in the Information Technology sector.

**According to S&P Dow Jones Indices, effective Monday, September 19, 2016, Real Estate was moved out from under the Financials Sector and promoted to its own sector under code 60.

*** Due to rounding, the average selection frequency or most recent rebalance weights may not add up to 100%.

Index Asset Allocation and Realized Volatility Target

•	Asset Allocation: The Index allocates (i) all of its exposure to the Equity Index during potential “lower volatility” periods and (ii) part of its exposure to the Equity Index and the remainder of its exposure to one or both Fixed Income Indices during potential “higher volatility” periods.

o	When the historical realized volatility of the Credit Suisse RavenPack AIS Index is greater than 5% (signaling “more risky” markets), the Index reduces its exposure to the Equity Index and allocates part of its portfolio to one or both Fixed Income Indices

o	The greater the historical realized volatility of the Credit Suisse RavenPack AIS Index, the less of the portfolio is allocated to the Equity Index and the more of the portfolio is allocated to one or both Fixed Income Indices.

•	Risk Signal: Captures the presence of a downward trend in the performance of the 10Y Fixed Income Index.

o	If the Risk Signal is off, the Index will allocate all of the fixed income exposure, if applicable, to the 10Y Fixed Income Index.

o	The Risk Signal is turned on if the performance of the 10Y Fixed Income Index over the previous ten Index Calculation Days is lower than its historical moving average, indicating that the risk of future negative performance in ten-year U.S. Treasury note futures contracts is rising; in this scenario, the Index will allocate half of the fixed income exposure to the 10Y Fixed Income Index and the remaining half to the 2Y Fixed Income Index, which generally has a lower volatility than the 10Y Fixed Income Index.

•	Realized Volatility Target: Index attempts to achieve a realized volatility target of 5% by varying its notional exposure to the portfolio of indices.

o	The notional exposure to the portfolio on each Index Calculation Day will be set equal to the target volatility of 5% divided by the historical realized volatility of the portfolio calculated on such day, subject to a maximum notional exposure of 150%.

o	If the realized volatility of the portfolio is less than 3.33%, the Index will not achieve its target volatility of 5% even with 150% exposure to the portfolio.

o	An exposure of less than 100% would mean that the Index will participate in only a limited degree of the performance of the portfolio of the Component Indices, and the difference between 100% and that exposure will be hypothetically allocated to non-remunerating cash and will accrue no interest or other return.

Index Characteristics

•	Objective: The Index is designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Equity Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%

•	Exposure: The Index’s hypothetical portfolio may, under certain circumstances, include both:

–	equity exposure, in the form of large-cap U.S. equity indices included in the Equity Index; and

–	fixed income exposure, in the form of U.S. Treasury note futures contracts tracked by the Fixed Income Indices

•	Realized Volatility Target: The Index’s exposure to the portfolio is adjusted on each Index Calculation Day in an attempt to maintain its realized volatility target of 5%

Selected Risk Considerations

The following describes significant risks relating to the Index. We urge you to read the following information about these risks, together with the other information in the offering documents before investing in any securities related to the Index. In particular, please review the “Selected Risk Considerations” section in the underlying supplement dated May 2, 2022 before investing in any securities related to the Index.

Selected Risk Considerations Related to the Index

THE INDEX DOES NOT ATTEMPT TO ACHIEVE A BROAD OR “BALANCED” ASSET CLASS DIVERSIFICATION

“Balanced” is not meant to imply broad or balanced diversification across asset classes leading to risk mitigation. The Index does not attempt to achieve a broad asset class diversification, and in some instances may have only equity exposure.

THE INDEX HAS LIMITED HISTORY AND MAY PERFORM IN UNEXPECTED WAYS

The Index was launched on April 29, 2022. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. You should not take the historical levels of the Index as an indication of future performance of the Index or the securities. Any historical trend in the levels of the Index is not an indication that the level of the Index is more or less likely to increase or decrease at any time.

BACK-TESTED PERFORMANCE INFORMATION IS SUBJECT TO LIMITATIONS

The Index was launched on April 29, 2022. Therefore, performance information prior to such date has been back-tested. In addition to the fact that past performance is not a guarantee of future performance, back-tested performance information in particular is subject to significant limitations, including:

•	The Index Sponsor developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index’s rules would have caused the Index to perform had it existed during the back-tested period. The fact that the Index generally appreciated over a given back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index’s methodology.

•	The back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the back-tested performance information are not necessarily representative of the market conditions that will exist in the future.

•	Because the component indices were not published during the entire period for which the Index Sponsor has prepared back-tested performance information, the back-tested closing levels have been calculated by the Index Sponsor based in part on back-tested levels of the component indices that were prepared by the Index Sponsor.

•	The closing level of the Index was set equal to 100 on September 2, 2005 (the “Start Date”). The Index Calculation Agent has retrospectively computed the closing level of the Index (i) during the period from the Start Date to January 3, 2022 (the “Switch Date”) by reference to 3-month USD LIBOR for the equity component and (ii) on and after the Switch Date, by reference to SOFR plus a fixed spread of 0.26161% for the equity component. Therefore, an additional limitation of the back-tested historical performance of the Index prior to the Switch Date is that the back-tested historical performance reflects a different Reference Rate than the Reference Rate used by the Index.

•	The composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or back-tested levels of the Index.

AN INDEX FEE OF 0.75% PER ANNUM IS DEDUCTED IN THE CALCULATION OF THE INDEX

The index fee will place a drag on the performance of the Index, offsetting any appreciation of its portfolio, exacerbating any depreciation of its portfolio and causing the level of the Index to decline steadily if the value of its portfolio remains relatively constant. The Index will not participate in any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Index may decline even if its portfolio appreciates.

THE EQUITY INDEX REFLECTS THE DAILY DEDUCTION OF A NOTIONAL FINANCING COST

The equity index component of the Index (the “Equity Index”) (as described in “Index Description” herein) applies a daily deduction (the “Reference Rate”) equal to (i) 3-month USD LIBOR during the period from the Start Date to January 3, 2022 (the “Switch Date”) and (ii) SOFR plus a fixed spread of 0.26161% on and after the Switch Date to the Credit Suisse RavenPack AIS Index. The Reference Rate will place a drag on the performance of the Equity Index, and therefore the Index, causing its level to decline if the value of its portfolio remains relatively constant. The Index will not reflect any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Index may decline even if its portfolio appreciates, which would adversely affect the value of your securities.

THE REFERENCE RATE IS CALCULATED BY REFERENCE TO SOFR, WHICH HAS LIMITED HISTORY AND MAY PERFORM IN UNEXPECTED WAYS

The Federal Reserve Bank of New York (“FRBNY”) started publishing SOFR on April 3, 2018. The FRBNY (or a successor), as administrator of SOFR may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibilty criteria applicable to the transactions used to calucluate SOFR, or timing related to the publication of SOFR. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.

THE INDEX MAY FAIL TO MAINTAIN ITS VOLATILITY TARGET AND MAY EXPERIENCE LARGE DECLINES AS A RESULT

Because this exposure adjustment is backward-looking based on realized volatility over a prior period, because past volatility may not be predictive of future volatility and because there is a time lag between when volatility occurs and when the Index rebalances its portfolio, there may be a time lag before a sudden increase in the volatility of the portfolio of component indices is sufficiently reflected in the exposure to the portfolio of component indices to result in a meaningful reduction in realized volatility. In the meantime, the Index may experience significantly more than 5% volatility and, if the increase in volatility is accompanied by a decline in the value of the portfolio of component indices, the Index may incur significant losses.

THE VOLATILITY-TARGETING FEATURE MAY CAUSE THE INDEX TO PERFORM POORLY IN TEMPORARY MARKET CRASHES

The Index may not meaningfully reduce its exposure to the Index’s hypothetical portfolio until a crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. In this circumstance, although the value of the Index’s hypothetical portfolio after the recovery may return to its value before the crash, the level of the Index may not fully recover its losses. This is because of the time lag that results from using historical realized volatility as the basis for the Index’s volatility-targeting feature. Because of the time lag, the Index may not meaningfully reduce its exposure to the Index’s hypothetical portfolio until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. In such a scenario, the Index could end up significantly lower after the crash and recovery than it was before the crash, which would adversely affect the value of your securities.

THE VOLATILITY-TARGETING FEATURE COULD CAUSE THE INDEX TO SIGNIFICANTLY UNDERPERFORM ITS PORTFOLIO IN RISING EQUITY MARKETS

The Index will have less than 100% exposure to the Index’s hypothetical portfolio at any time when realized volatility of the Index’s hypothetical portfolio is greater than the Index’s volatility target of 5%. An exposure of less than 100% would mean that the Index will participate in less than the full performance of the Index’s hypothetical portfolio, and the difference between 100% and that exposure would be hypothetically allocated to non-remunerating cash, on which no interest or other return will accrue. This limited exposure to the performance of the Index’s hypothetical portfolio means that the Index is likely to underperform the Index’s hypothetical portfolio in rising equity markets. The index fee will exacerbate this underperformance.

THE INDEX’S VOLATILITY TARGET IS ARBITRARY

The Index’s target realized volatility of 5% is one of many volatility targets that CSI could have selected and may not be the optimal target volatility for the Index.

THE INDEX’S DECAY FACTORS ARE ARBITRARY

The Index calculates two exponential moving averages of the variance of the Credit Suisse RavenPack AIS Index using a decay factor of 0.93 or 0.97. Approximately 99% of the weight included in an exponential moving average is derived (i) from the previous 64 trading days if the decay factor is 0.93 and (ii) from the previous 152 trading days if the decay factor is 0.97. However, these two decay factors were chosen arbitrarily by Credit Suisse out of many decay factors that Credit Suisse could have selected, and may not be the optimal decay factors to use for the Index. The Index may perform worse than if Credit Suisse had chosen different decay factors.

CALCULATING THE PRELIMINARY WEIGHT OF THE CREDIT SUISSE RAVENPACK AIS INDEX IN THE INDEX’S PORTFOLIO BASED ON THE ARITHMETIC AVERAGE OF THE SHORT-TERM AND LONG-TERM REALIZED VOLATILITIES OF THE CREDIT SUISSE RAVENPACK AIS INDEX IS ARBITRARY

We refer to the realized volatility (the square root of the applicable variance) calculated using the decay factor of 0.93 as the “short-term realized volatility” and the realized volatility calculated using the decay factor of 0.97 as the “long-term realized volatility,” calculated on an annualized basis. In calculating the preliminary weight of the Equity Index in the Index’s portfolio, the Index uses the average of these two different methods to calculate the historical realized volatility of the Credit Suisse RavenPack AIS Index to average out the risk that the long-term realized volatility is meaningfully different from the short-term realized volatility. For the purpose of determining the asset allocation of the portfolio, the historical realized volatility of the Credit Suisse RavenPack AIS Index on each day is equal to the arithmetic average of the short-term and long-term realized volatilities of the Credit Suisse RavenPack AIS Index on such day. However, this averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated realized volatility of the Credit Suisse RavenPack AIS Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

There are measurements that the Index will deem to be meaningful to the index methodology that would not be deemed meaningful if the Index used a different method of calculating volatility. Alternatively, the Index may be overly restrictive and treat as meaningful changes in volatility that in fact contain meaningful information. In this latter case, the Index may retain exposure to the Equity Index after other methods would have dictated allocating exposure to the Fixed Income Indices. Any fixed rule for determining a change to the portfolio of the Index will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Index operates may produce a lower return than other rules that could have been adopted for the identification of the volatility of the Equity Index. There is nothing inherent in the particular methodology used by the Index that makes it a more or less accurate predictor of the volatility of the Equity Index. It is possible that the rules used by the Index may not identify the volatility of the Equity Index as effectively as other rules that might have been adopted, or at all.

A SIGNIFICANT PORTION OF THE INDEX MAY BE HYPOTHETICALLY ALLOCATED TO NON-REMUNERATING CASH, WHICH MAY DAMPEN RETURNS

At any time when the Index has less than 100% exposure to the Index’s hypothetical portfolio, a portion of the Index (corresponding to the difference between the exposure to the Index’s hypothetical portfolio and 100%) will be hypothetically allocated to non-remunerating cash and will not accrue any interest or other return. A significant hypothetical allocation to cash will significantly reduce the Index’s potential for gains. In addition, the index fee will be deducted from the entire Index, including the portion hypothetically allocated to non-remunerating cash. As a result, after taking into account the deduction of the index fee, any portion of the Index that is hypothetically allocated to non-remunerating cash will experience a net decline at a rate equal to the index fee.

PAST PERFORMANCE OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE AND THERE IS NO ASSURANCE THAT THE STRATEGIES ON WHICH THE INDEX IS BASED WILL BE SUCCESSFUL

We cannot predict the future performance of the Index and there is no assurance that the strategy on which the Index is based will be successful in producing positive returns.

THERE CAN BE NO ASSURANCE THAT THE PERFORMANCE OF THE INDEX OVER TIME WILL APPROXIMATE THE RETURN OF THE RELEVANT STRATEGY OR ANY OTHER STRATEGY

The composition of the Index at any time is determined by the allocation methodology, and is not actively managed by the Index Sponsor. There can be no assurance that the performance of the Index over time will approximate the return of the relevant strategy or any other strategy.

ADJUSTMENTS TO THE INDEX, ITS COMPONENT INDICES OR TO THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES COULD ADVERSELY AFFECT THE SECURITIES

The Index Sponsor is responsible for calculating and maintaining the Index. The Index Sponsor can make methodological changes that could change the level of the Index at any time. The Index Sponsor may discontinue or suspend calculation or dissemination of the Index.

If one or more of these events occurs, the calculation of any amount payable on the securities could be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable on the securities. All determinations and adjustments to be made by the Index Calculation Agent with respect to the level of the Index may be made in the Index Calculation Agent’s reasonable discretion. The Index Calculation Agent will make all determinations and adjustments such that, to the greatest extent possible in the Index Calculation Agent’s reasonable discretion, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments.

THE INDEX WILL BE CALCULATED PURSUANT TO A SET OF FIXED RULES AND WILL NOT BE ACTIVELY MANAGED. IF THE INDEX PERFORMS POORLY, THE INDEX SPONSOR WILL NOT CHANGE THE RULES IN AN ATTEMPT TO IMPROVE PERFORMANCE

The Index is not actively managed. If the relevant rules-based investment methodology tracked by an index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance. Accordingly, an investment in securities linked to an index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE INDEX AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Index. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Selected Risk Considerations Relating to the Component Indices

THE INDEX IS EXPOSED TO RISKS RELATED TO THE COMPONENT INDICES

The Index’s performance will be directly affected by the performance of the component indices and the risks related to the component indices.

THE INDEX’S ALLOCATION METHODOLOGY MAY NOT BE SUCCESSFUL IF THE CREDIT SUISSE RAVENPACK AIS INDEX AND THE FIXED INCOME INDICES DECLINE AT THE SAME TIME

If the Credit Suisse RavenPack AIS Index and the Fixed Income Indices tend to decline at the same time—in other words, if they prove to be positively correlated—the Index’s allocation methodology will not be successful, and the Index may experience significant declines.

THE INDEX MAY HAVE SIGNIFICANT EXPOSURE TO THE FIXED INCOME INDICES, WHICH HAVE LIMITED RETURN POTENTIAL AND SIGNIFICANT DOWNSIDE POTENTIAL, PARTICULARLY IN TIMES OF RISING INTEREST RATES

The Fixed Income Indices offer only limited return potential, which in turn limits the return potential of the Index. The U.S. Treasury note futures contracts included in the Fixed Income Indices track the value of futures contracts on U.S. Treasury notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on a U.S. Treasury note is likely to decline if there is a general rise in interest rates. To the extent the Index is allocated to the Fixed Income Indices, you could suffer a loss in such market conditions.

RAVENPACK EXERCISED DISCRETION IN DEVELOPING THE RPNA ALGORITHM

The way the RPNA Algorithm processes news items reflects decisions RavenPack made about the RPNA Algorithm’s construction. The rules RavenPack created for the RPNA Algorithm may not be the optimal rules for determining the sentiment of news items. Discretionary judgments by RavenPack in the development of the RPNA Algorithm may cause the RPNA Algorithm to overestimate, underestimate or misjudge the impact of news items on the performance of a component stock, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

NEWS ITEMS USED TO CALCULATE THE INDEX MAY BE INCOMPLETE, BIASED OR INACCURATE

The Credit Suisse RavenPack AIS Index and related sector weightings are calculated based on RPNA Algorithm scores assigned to a limited number of news items. Any news items used to calculate the Credit Suisse RavenPack AIS Index and related sector weightings may contain misstatements, inaccuracies or omissions, which may be material to the performance of the relevant issuer. Furthermore, any news items used to calculate the Credit Suisse RavenPack AIS Index and related sector weightings may include derivative coverage of primary releases by corporate issuers or public agencies (in lieu of such primary releases), as well as articles written by opinion journalists, which may lack objectivity. Inaccurate or biased reporting, as well as the omission of news items produced by alternative news sources, may impact the quarterly weightings of the S&P sector indices. Any of these limitations could adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

THE SCORING AND CLASSIFICATION OF NEWS ITEMS MAY BE MATERIALLY INACCURATE

The scoring and classification of news items about individual companies (or their affiliates) by the RPNA Algorithm may not accurately reflect the impact such news items have on the performance of an S&P sector index as a whole, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

THE CREDIT SUISSE RAVENPACK AIS INDEX IS CALCULATED BASED ON THIRD-PARTY DATA, WHICH MAY BECOME UNAVAILABLE

The RPNA Algorithm is owned and operated by RavenPack, which is not affiliated with Credit Suisse.

YOU WILL NOT BENEFIT FROM ANY UPDATES TO THE RPNA ALGORITHM

Any improvements or refinements to the RPNA Algorithm that are published after Version 4.0 will not be reflected in the Index.

USE OF RAVENPACK DATA BY THIRD PARTIES MAY ADVERSELY AFFECT THE PERFORMANCE OF THE CREDIT SUISSE RAVENPACK AIS INDEX

The RPNA Algorithm is owned and operated by RavenPack, which is not affiliated with Credit Suisse. The scores assigned to news items by the RPNA Algorithm may become temporarily unavailable due to data outages resulting from external factors or technical malfunctions in the RPNA Algorithm’s software, which may prevent the RPNA Algorithm from producing such scores in a timely manner and, thus, may prevent Credit Suisse from calculating the Index as anticipated. The temporary unavailability of data produced by the RPNA Algorithm may result in Credit Suisse International postponing publication of the Index or Credit Suisse International exercising its discretion, as Index Calculation Agent, to determine the level of the Index, and any such postponement or exercise of discretion by the Index Calculation Agent may be adverse to your interests as a holder of the securities. Furthermore, such scores may become permanently unavailable if, for instance, the sources that publish news items used to calculate the Index are discontinued or if our annual license to use data produced by the RPNA Algorithm is not renewed, in which case the method of calculating the Index could be materially altered in the Index Calculation Agent’s sole discretion and/or the calculation of the Index could be suspended. Any such loss of Credit Suisse’s ability to use RPNA Algorithm scores in calculating the Index, whether on a temporary or permanent basis, could adversely affect the performance of the Index, and therefore the value of your securities.

BECAUSE OF ARBITRARY METHODOLOGICAL RULES, THE CREDIT SUISSE RAVENPACK AIS INDEX EXCLUDES NEWS ITEMS THAT MAY BE SIGNIFICANT TO THE PERFORMANCE OF COMPANIES IN THE S&P SECTOR INDICES

Due to arbitrary methodological rules, the news items considered by the Credit Suisse RavenPack AIS Index may not include all news items that are relevant to the performance of companies in the S&P sector indices. For example, an event that is not detected in the headline of a news item by the RPNA Algorithm will not be considered by the Credit Suisse RavenPack AIS Index, even if such event is covered in the body of such news item. There is nothing inherent in the particular methodology used by the Credit Suisse RavenPack AIS Index that makes it a more or less accurate selector of news items that are relevant to the performance of companies in the S&P sector indices. It is possible that the rules used by the Credit Suisse RavenPack AIS Index may not identify significant news items as effectively as other rules that might have been adopted. The Index will perform differently, and possibly worse, than if Credit Suisse has chosen different rules relating to the selection of news items.

YOU WILL NOT HAVE ANY RIGHTS IN ANY STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES

The securities will be paid in cash, and you will have no right to receive any payment or delivery in respect of any stocks or U.S. Treasury note futures contracts.

YOU WILL HAVE NO RIGHTS AGAINST THE ENTITIES WITH DISCRETION OVER THE INDEX OR THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES

As an owner of the securities, you will have no rights against the Index Sponsor or the Index Calculation Agent even though the amount you receive at maturity or upon repurchase of your securities by Credit Suisse will depend on the level of the Index.

OWNING THE SECURITIES IS NOT THE SAME AS DIRECTLY OWNING THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES

For example, as an investor in the securities, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any stocks included in any index.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN STOCKS OR FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES

Stock markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. These circumstances could adversely affect the level of the indices and therefore the value of the securities.

License Agreement with S&P

The Credit Suisse RavenPack Artificial Intelligence Sentiment Index (the “Strategy”) is the property of Credit Suisse International, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) to license the use of the S&P 500 Sector TR Indices in connection with the Strategy. The S&P 500 Sector TR Indices are the property of S&P Dow Jones Indices, its affiliates and/or their third-party licensors. S&P® is a registered trademark of Standard & Poor’s

Financial Services LLC, and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. The Strategy is not sponsored by S&P Opco, LLC, S&P Dow Jones Indices LLC, their affiliates, including Standard & Poor’s Financial Services LLC, or their third-party licensors, including Dow Jones Trademark Holdings LLC (collectively, “S&P Dow Jones Indices”).

The securities based on the Strategy are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices. S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Strategy to track general market performance. S&P Dow Jones Indices’ only relationship to Credit Suisse International with respect to the Strategy is the licensing of the S&P 500 Sector TR Indices, certain trademarks, service marks and trade names of S&P Dow Jones Indices. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities may be converted into cash or other redemption mechanics. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Strategy or the S&P 500 Sector TR Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE STRATEGY, S&P 500 SECTOR INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION WITH RESPECT THERETO, INCLUDING ORAL, WRITTEN, OR ELECTRONIC COMMUNICATIONS. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE INTERNATIONAL, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STRATEGY, S&P 500 SECTOR INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME, OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

RAVENPACK NEWS ANALYTICS DISCLAIMER

THE RAVENPACK NEWS ANALYTICS SERVICE, ANY COMPONENT THEREOF, THE CONTENTS THEREIN, AND ANY ACCOMPANYING DOCUMENTATION HAVE BEEN PROVIDED TO CREDIT SUISSE ON AN “AS IS”, “AS AVAILABLE” BASIS AND RAVENPACK AND ITS LICENSORS DO NOT MAKE ANY AND HEREBY SPECIFICALLY DISCLAIM ANY REPRESENTATIONS, ENDORSEMENTS, GUARANTEES, OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. NEITHER RAVENPACK NOR ITS AFFILIATES OR ITS LICENSORS (THE “RAVENPACK PARTIES”) SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, RAVENPACK OR THE RAVENPACK PARTIES SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND THEIR CONTROL. PROSPECTIVE INVESTORS ACKNOWLEDGE THAT THEY ARE RESPONSIBLE FOR DETERMINING THE NATURE, POTENTIAL VALUE, AND SUITABILITY FOR ITSELF OF ANY PARTICULAR SECURITY, TRANSACTION OR INVESTMENT STRATEGY AND THAT NEITHER RAVENPACK NOR ITS LICENSORS GIVE SUCH ADVICE OR RECOMMENDATIONS

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